Exhibit 99.1

Cephalon Receives Complete Response Letter Regarding Request for
Expanded FENTORA Label for Non-Cancer Breakthrough Pain

FDA Requests Enhancements to Risk Mitigation Strategies
Consistent with Company’s Recommendations

Frazer, PA – September 15, 2008 – Cephalon, Inc. (Nasdaq: CEPH) announced today receipt of a complete response letter from the Food and Drug Administration (FDA) for its supplemental New Drug Application (sNDA) for FENTORA® (fentanyl buccal tablet) [C-II] as a treatment for opioid-tolerant patients with non-cancer breakthrough pain.  In its letter, the FDA requested that Cephalon implement and demonstrate the effectiveness of proposed enhancements to the current FENTORA risk management program.  These enhancements are consistent with the strategies the company presented at the FDA Advisory Board meeting on May 6, 2008.  The agency also requested routine safety updates; no additional safety or efficacy studies were requested.  In accordance with new FDA regulations, the company anticipates receiving a second communication from the agency requesting that the FENTORA Risk Minimization Action Plan (RiskMAP) be converted to incorporate the new standards for the Risk Evaluation and Mitigation Strategy (REMS) safety plan.

“The FDA request for revisions to the FENTORA risk management program was expected and over the last four months we have been working diligently to prepare for implementation of the program as soon as possible.  We anticipate that the subsequent letter from the agency will provide useful guidance to finalize the timeline for and implementation of ongoing enhancements to the risk management program,” said Dr. Lesley Russell, Executive Vice President and Chief Medical Officer at Cephalon.  “We intend to put into place a REMS that we hope will not only demonstrate effectiveness for mitigating the risks associated with FENTORA but also pave the way for a new industry standard for opioid pain medications.”

To address the FDA’s request in the complete response letter, Cephalon plans to implement COVERS™, a first-of-its-kind initiative designed to minimize the potential risk of overdose from an opioid through appropriate patient selection.  This innovative component of the FENTORA REMS program will educate and engage physicians, patients and pharmacists to assure that patients prescribed FENTORA are opioid-tolerant.  Additionally, the company will continue to enhance its existing programs to mitigate risks associated with abuse and misuse.

FENTORA is currently approved for the management of breakthrough pain in opioid-tolerant patients with cancer (for full prescribing information, visit www.fentora.com).  The FENTORA sNDA, submitted by Cephalon in November 2007, is based on data from three randomized, placebo-controlled clinical trials in patients with chronic non-cancer pain conditions and one long-term open-label safety study with a total of 941 patients.  The patients in these trials were treated for up to 18 months and had a broad range of underlying chronic pain conditions, including chronic low back and chronic neuropathic pain.  In these trials, opioid-tolerant patients with chronic pain treated with FENTORA experienced statistically significant improvements in relief from breakthrough pain with an onset and duration of relief similar to that seen in studies of FENTORA in patients with cancer.

Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and commercialization of innovative products in four core therapeutic areas: central nervous system, pain, oncology and addiction.  A member of the Fortune 1000, Cephalon currently employs approximately 3,000 people in the United States and Europe.  U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota.  The company’s European headquarters are located in Maisons-Alfort, France.

The company’s proprietary products in the United States include: TREANDA® (bendamustine hydrochloride) for Injection, AMRIX® (cyclobenzaprine hydrochloride extended-release capsules), PROVIGIL® (modafinil) Tablets [C-IV], FENTORA, TRISENOX® (arsenic trioxide) injection, VIVITROL® (naltrexone for extended-release injectable suspension), GABITRIL® (tiagabine hydrochloride), NUVIGIL™ (armodafinil) Tablets [C-IV] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II].  The company also markets numerous products internationally.  Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products; interpretation of clinical results, including the results of the FENTORA clinical trials; prospects for final regulatory approval of FENTORA; manufacturing development and capabilities; market prospects for its products, particularly with respect to FENTORA sales and earnings guidance; and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Media Contacts:		Investor Relations Contact:
Stacey Beckhardt	Candace Steele	Chip Merritt
610-738-6198 (office)	610-727-6231 (office)	610-738-6376 (office)
610-247-0212 (cell)	484-318-0804 (cell)	cmerritt@cephalon.com
sbeckhar@cephalon.com	csteele@cephalon.com